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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

Contact:  For Incyte                        For Hexagen
          ----------                        -----------
          Denise Gilbert                    Mark Bodmer
          Chief Financial Officer           Chief Executive Officer
          (650) 845-4515                    011 44 1223 424 877

          Dayna Wheeler                     Andrew Sandham
          Investor Relations                President & Chief Operating Officer
          (650) 845-4589                    011 44 1223 424 877


                            INCYTE TO ACQUIRE HEXAGEN

UK Company Brings Genetics Technology to Newly Formed Incyte Pharmacogenetics Business Unit

Palo Alto, CA, August 17, 1998 - Incyte Pharmaceuticals, Inc., (Nasdaq: INCY) announced today that it has entered into an agreement to acquire Hexagen plc, a privately held company based in Cambridge, England. Hexagen has developed leading edge technology for rapid discovery of single nucleotide polymorphisms
(SNPs). The identification of SNPs is of major technological and commercial significance to the pharmaceutical industry because they are believed to be important in determining an individual patient's susceptibility to disease or response to drugs.

Hexagen will be a part of Incyte's new pharmacogenetics business unit, Incyte Genetics, whose formation also was announced today. Under the terms of the agreement, Incyte will offer, in exchange for all of Hexagen's outstanding capital stock, $5 million in cash and approximately 1.0 million shares of Incyte common stock. In addition, Incyte will assume Hexagen's stock options which, if exercised, would amount to approximately 0.1 million shares of Incyte common stock. The acquisition, which will be accounted for as a purchase, is expected to be completed in October.

Hexagen, which has a scientific staff of 45 employees, will maintain its facilities in Cambridge and become part of Incyte Genetics. The company was founded in 1996 by Peter Goodfellow, Rudi Balling, Alan Schafer, Jamie Foster, Mark Bodmer and Andrew Sandham, based on technology developed at Peter Goodfellow's laboratory at Cambridge University. The Company's investors include Abingworth Bioventures, Apax Partners, Atlas Venture, New Enterprise Associates and Schroder Ventures.

"Hexagen's powerful SNP discovery technology complements Incyte's existing sequence and bioinformatics technologies. The combination of Hexagen's SNP capabilities and Incyte's existing SNPs and sequence databases will enable us to accelerate detection of gene variations in thousands of DNA samples in a timeframe not previously possible. As a result, we believe this can help pharmaceutical companies to more quickly discover,


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develop, test and commercialize new drugs," said Roy A. Whitfield, Chief
Executive Officer of Incyte.

"By integrating Hexagen with Incyte's proprietary information and technology resources, we create an enormous opportunity to develop and commercialize this field. We are excited about the rapid expansion of our ability to perform SNP genomics on an industrial scale," said Mark Bodmer, Ph.D., Chief Executive Officer of Hexagen.

Incyte Pharmaceuticals, Inc. is a leading provider of an integrated platform of genomic technologies designed to aid in the understanding of the molecular basis of disease. The Incyte General division develops and markets gene discovery and expression products including databases, genomic data management software, microarray-based gene expression services, and related reagents - enabling the pharmaceutical industry to identify new targets and pathways for drug discovery and development. The Incyte Genetics division will provide databases, bioinformatics, and services relating to sequencing and mapping the human genome and identifying gene sequence variation, enabling the pharmaceutical industry to utilize pharmacogenetics as an integral part of pharmaceutical discovery and development. For more information, visit Incyte's web site at www.incyte.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to timing of closing of the Hexagen acquisition, ability of Hexagen's technology to accelerate SNP detection, the impact of genetics on development of drugs and diagnosis and treatment of disease, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, the satisfaction of certain conditions to closing of the proposed Hexagen acquisition; the utility of gene mapping and polymorphism data by pharmaceutical companies; the ability to scale technologies; and the impact of alternative technological advances and competition; and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. Incyte disclaims any intent or obligation to update these forward-looking statements.


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